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                                                                      EXHIBIT 11


                               UNITED FOODS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                 FOR THE THREE MONTHS             FOR THE NINE MONTHS
                                                  ENDED NOVEMBER 30,                ENDED NOVEMBER 30,
                                              ---------------------------     --------------------------
                                                1997            1996             1997            1996
                                              ----------      ----------      ----------      ---------
SHARES:
Weighted average number of common shares
   outstanding                                 6,809,929      10,809,929       8,729,929       10,809,929

Effect of shares issuable under option
   plan and warrants as determined by the
   treasury stock method                              --         246,967              --          287,688
                                              ----------     -----------     -----------      -----------

Weighted average number of common shares
   outstanding as adjusted                     6,809,929      11,056,896       8,729,929       11,097,617
                                              ==========     ===========     ===========      ===========

PER COMMON SHARE COMPUTATIONS:

Net Income (Loss)                             $  108,000     $   570,000     $  (441,000)     $   694,000
                                              ==========     ===========     ===========      ===========

Net Income (Loss)                             $      .02     $       .05     $      (.05)     $       .06
                                              ==========     ===========     ===========      ===========






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